Contact	Robert Grover	FOR IMMEDIATE RELEASE July 6, 2015
Telephone	800-429-3110 ext. 119
Email	Robert@Edventures.com
Website	www.Edventures.com

PCSV Announces Up Listing to the QB in Q2 and Growth Plans

Executive Management Reveals Strategic Marketing Plans for Q2

Boise, Idaho, July 6, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs today announced that its strategic plan for Q2, FY2015 will include up listing from the OTC:Pinks to the higher tier OTC:QB. Due to the Company’s expanding International demand of our products and services, foreign investment brokers will then have greater visibility to our common stock. Additionally the Company is increasing capacity in Fulfillment, Customer Service, and Sales Support in anticipation of increased domestic and foreign product sales.

“I am extremely excited about the future of PCS and our move from the Pinks to the QB," said Todd Hackett, Co-CEO. “The Pinks are the lowest trading tier of the OTC Markets and as a leader in our space, we need to reflect that in all ways. We have interested foreign investors that will soon be able to participate in our growth with the up list to QB.” said Hackett. "It's the market for real companies with real products and real growth potential. Additional announcements this quarter will add more color to this potential.”

Robert Grover, Co-CEO with Hackett, discussed the internal emphasis on improving infrastructure for fulfillment, support, and development in Q2. "We have invested tremendous time and effort in R&D over the past 18 months, and the result is a strong product line for K12 STEM education with some of the best curriculum and technology we have ever offered. This quarter we will now turn our full attention to the internal systems and infrastructure that need to be in place to support much higher sales volumes as we take these products to market through our expanding sales force and new channel partnerships."

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPINK:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50

United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and is listed on the OTC Pink platform under the symbol "PCSV."

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This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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